EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-223260, 333-229875, and 333-234361) of our report dated June 26, 2020, appearing in this Annual Report on Form 11-K of the Broadwind Energy, Inc. Employees’ 401(k) Plan for the year ended December 31, 2019.

/s/ Sassetti LLC

Oak Park, Illinois

June 26, 2020